Exhibit 99.1

DST Systems, Inc. Announces Asurion Corporation Transaction

KANSAS CITY, Mo., April 26 /PRNewswire-FirstCall/ -- DST Systems, Inc. (NYSE: DST) announced that the Board of Directors of Asurion Corporation has approved a transaction whereby certain private equity firms will own a significant stake in Asurion. Based on the terms of the transaction, DST estimates that its subsidiary's interest in Asurion will be converted into a 6% continuing ownership interest and after-tax cash proceeds of approximately $600 million.

Asurion's transaction is subject to regulatory approval and satisfaction of standard pre-closing conditions. Upon closing, which is expected to occur in either the second or third quarter of 2007, DST will no longer account for its investment in Asurion under the equity method of accounting, but rather will account for its continuing ownership interest under the cost basis of accounting. Excluding the gain to be recognized on this transaction, on a pro-forma basis, the transaction is not expected to have a material impact on DST's net income or earnings per share for 2007; however, it is expected to significantly impact DST's equity in earnings of unconsolidated affiliates.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 10-K dated March 1, 2007, filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

SOURCE DST Systems, Inc.

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/CONTACT: Thomas A. McDonnell, President and Chief Executive Officer, +1-816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, +1-816-435-8603, both of DST Systems, Inc./
(DST)